Exhibit 99.2

COOPER ASKS COURT TO REQUIRE APOLLO TO PROCEED WITH EXPEDITIOUS CLOSING PER MERGER AGREEMENT

FINDLAY, Ohio, USA – October 4, 2013 – Cooper Tire & Rubber Company (NYSE: CTB) today filed a complaint in Delaware Chancery Court asking that subsidiaries of Apollo Tyres Ltd (NSE: ApolloTYRE) be required to expeditiously close the pending merger between the two tire companies in accordance with the terms of the definitive merger agreement.

Cooper stockholders voted overwhelmingly to approve the pending merger on Monday, September 30, satisfying Cooper’s final affirmative condition under the merger agreement for closing the $2.5 billion, all-cash transaction. The pending merger was announced on June 12 after the boards of directors of both companies unanimously approved the sale of Cooper to a wholly-owned subsidiary of Apollo for $35 per share.

Cooper is asking the court to compel Apollo to take actions so that the transaction may close. Among other matters, the complaint says that Apollo is seeking to delay an agreement with the United Steelworkers (USW). The USW represents Cooper employees at facilities in Findlay, Ohio and Texarkana, Arkansas. An arbitrator ruled on September 13 that, as result of the pending merger, Cooper and Apollo must enter into new agreements with the union prior to closing. By delaying resolution with the USW, Apollo is breaching the merger agreement.

“Cooper has an obligation to protect the rights of our stockholders, who voted overwhelmingly in favor of the merger. With their approval, we have met our conditions for closing. The complaint filed today is a necessary step in the process to assure that the terms of the merger agreement are met as required and that we do everything possible to get the transaction closed promptly,” said Cooper Chairman, Chief Executive Officer and President Roy Armes.

“The strategic rationale for the merger with Apollo is solid, and we look forward to finalizing the transaction, which will create the seventh-largest tire company in the world,” Armes continued. “Apollo is an outstanding company. We are confident both organizations will work effectively together to take advantage of the many opportunities this compelling transaction will offer within the world’s largest tire market of North America as well as the fastest growing geographies including China and India. Cooper is well positioned in the competitive global tire industry with highly respected brands, an extensive dealer and distribution network, quality products, outstanding customer service and top technical capabilities.”

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper Tire, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Cooper Media Contact:

Anne Roman

+1 419-429-7189

alroman@coopertire.com

Cooper Investor Contact:

Steve Schroeder

+1 419-424-4165

investorrelations@coopertire.com

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not based on historical facts but instead reflect Cooper’s expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “project,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: uncertainties associated with the proposed acquisition of Cooper by Apollo, including uncertainties relating to the ability to complete the transaction for any reason, including, without limitation, the outcome of Cooper’s pending litigation against Apollo and the inability of Cooper or Apollo to enter into agreements with the United Steelworkers consistent with the previously announced arbitration decision regarding the local unions at the Findlay, Ohio and Texarkana, Arkansas plants. This list of factors is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.